Exhibit 10.7

FOURTH AMENDMENT TO CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into effective as of April 22, 2014 (the “Effective Date”), among YUMA EXPLORATION AND PRODUCTION COMPANY, INC., a Delaware corporation (the “Borrower”), the undersigned lenders party to the Credit Agreement (the “Lenders”) and SOCIÉTÉ GÉNÉRALE, in its capacity as Administrative Agent and Issuing Bank (the “Administrative Agent”).

RECITALS

A.            Borrower, the Lenders and Administrative Agent are parties to a Credit Agreement dated as of August 10, 2011, as amended by that certain First Amendment and Limited Waiver to Credit Agreement and Assignment, dated as of September 30, 2012, as further amended by that certain Second Amendment to Credit Agreement and Assignment, dated as of February 13, 2013, and as further amended by that certain Third Amendment to Credit Agreement and Assignment, dated as of May 20, 2013 (as amended, restated, modified or supplemented from time to time until the date hereof, the “Credit Agreement”).

B.             Borrower has requested certain amendments to the Credit Agreement as set forth herein and, subject to the conditions precedent set forth herein, the parties hereto have agreed to so amend the Credit Agreement.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Same Terms. All terms used herein which are defined in the Credit Agreement shall have the same meanings when used herein, unless the context hereof otherwise requires or provides. In addition, (i) all references in the Loan Documents to the “Agreement” shall mean the Credit Agreement, as amended by this Amendment, and (ii) all references in the Loan Documents to the “Loan Documents” shall mean the Loan Documents, as amended by this Amendment, as the same shall hereafter be amended from time to time.

2.           Amendments to Credit Agreement. Subject to the conditions precedent set forth in Section 4 hereof, the Credit Agreement is amended as follows:

A.            Section 1.02. The following new definitions are added to Section 1.02 of the Credit Agreement in proper alphabetical order:

“Conforming Borrowing Base” means, (i) on the Fourth Amendment Effective Date, the amount provided for in Section 2.07(b) and (ii) from and after the Fourth Amendment Effective Date until the Non-Conforming Borrowing Base Termination Date, the amount determined by the Administrative Agent and approved by the Required Lenders or all of the Lenders, as applicable, in accordance with the provisions of Section 2.07 as the Conforming Borrowing Base. For the avoidance of doubt, on and after the Non-Conforming Borrowing Base Termination Date, the Conforming Borrowing Base shall equal the Borrowing Base.

“Fourth Amendment” means that certain Fourth Amendment to Credit Agreement dated as of April 22, 2014 among the parties thereto which amends this Agreement.

“Fourth Amendment Effective Date” means the first date on which the Fourth Amendment becomes effective in accordance with its terms.

“Non-Conforming Borrowing Base” means an amount equal to $4,500,000, provided that any increase in the Conforming Borrowing Base prior to the Non-Conforming Borrowing Base Termination Date shall reduce the Non-Conforming Borrowing Base on a dollar-for-dollar basis, unless otherwise agreed among the Administrative Agent and the Required Lenders or all of the Lenders, as applicable.

“Non-Conforming Borrowing Base Termination Date” means the earlier of (i) the date on which the next Scheduled Redetermination or Interim Redetermination occurs or (ii) October 15, 2014, unless otherwise extended or postponed with the consent of the Administrative Agent and all of the Lenders.

B.            Section 1.02. The following definitions in Section 1.02 of the Credit Agreement are amended and restated in their entirety as follows:

“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Commitment Fee Rate, as the case may be, the rate per annum set forth in the Borrowing Base Utilization Grid below based upon the Borrowing Base Utilization Percentage then in effect:

Borrowing Base Utilization Grid
Level	Borrowing Base Utilization Percentage	Eurodollar Loans	ABR Loans	Commitment Fee Rate
1	<25%	2.250%	1.250%	0.500%
2	>25% <50%	2.500%	1.500%	0.500%
3	>50% <75%	2.750%	1.750%	0.500%
4	>75%<90%	3.000%	2.000%	0.500%
5	>90%<100%	3.250%	2.250%	0.500%
6	>100%	3.750%	2.750%	0.500%

“Borrowing Base” means, (i) on the Fourth Amendment Effective Date, the amount provided for in Section 2.07(a), (ii) from and after the Fourth Amendment Effective Date until the Non-Conforming Borrowing Base Termination Date, the sum of the Conforming Borrowing Base and the Non-Conforming Borrowing Base and (iii) from and after the Non-Conforming Borrowing Base Termination Date, the amount determined by the Administrative Agent and approved by the Required Lenders or all of the Lenders, as applicable, in accordance with the provisions of Section 2.07 as the Borrowing Base; provided, however, that in no event shall the Borrowing Base ever exceed the Maximum Credit Amount.

“Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Lenders on such day, and the denominator of which is the Conforming Borrowing Base in effect on such day.

“Parent Guarantor” means Yuma Energy, Inc., a Delaware corporation (f/k/a The Yuma Companies, Inc., a Delaware corporation).

“Reserve Definitions” means, at any time, the Definitions for Oil and Gas Reserves adapted from Petroleum Resources Management Systems (SPE-PRMS) and approved by the Society of Petroleum Engineers, World Petroleum Council, American Association of Petroleum Geologists and the Society of Petroleum Evaluation Engineers (or any of each entity’s generally recognized successor) as in effect at such time and acceptable to the Administrative Agent. Such reserves may be adjusted from time to time by the Administrative Agent based on its professional judgment of the well performance or the drilling additions.

C.            Section 2.07(a). Section 2.07(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

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“(a)          Initial Borrowing Base. On the Fourth Amendment Effective Date, the Borrowing Base shall be an amount equal to $44,500,000, which shall consist of the Conforming Borrowing Base in an amount equal to $40,000,000 and the Non-Conforming Borrowing Base in an amount equal to $4,500,000, and which Borrowing Base shall remain in effect until the Conforming Borrowing Base (or the Borrowing Base) is redetermined or the Non-Conforming Borrowing Base is reduced, in each case, in accordance with this Agreement.”

D.             Section 2.07(b). Section 2.07(b) of the Credit Agreement is hereby amended in its entirety to read as follows:

“(b)          Scheduled and Interim Redeterminations. The Borrowing Base or the Conforming Borrowing Base, as applicable, shall be redetermined semi-annually in accordance with this Section 2.07 (a “Scheduled Redetermination”), and, subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Agents, the Issuing Bank and the Lenders on April 15th and October 15th of each year, commencing October 15, 2014. In addition, the Borrower may, by notifying the Administrative Agent thereof, twice during any twelve month period, and the Administrative Agent may twice during the twelve month period following the closing date and one time during any twelve month period thereafter, at the direction of the Majority Lenders, by notifying the Borrower thereof, each elect to cause the Borrowing Base or Conforming Borrowing Base, as applicable, to be redetermined between Scheduled Redeterminations (an “Interim Redetermination”) in accordance with this Section 2.07. In addition, the Administrative Agent may, by notifying the Borrower thereof, elect to cause an Interim Redetermination of the Borrowing Base or Conforming Borrowing Base, as applicable, any time a prepayment made by the Borrower pursuant to Section 3.04(c)(iv) exceeds five percent (5%) of the Borrowing Base or Conforming Borrowing Base, as applicable, then existing at the time of prepayment. The Borrowing Base or Conforming Borrowing Base, as applicable, will also be redetermined or adjusted in accordance with the provisions of Section 8.13(c) or Section 9.12(d).”

E.            Section 2.07(c)(i). Section 2.07(c)(i) of the Credit Agreement is hereby amended by adding “or the Conforming Borrowing Base, as applicable” in the eleventh line of Section 2.07(c)(i) following the words “Borrowing Base”.

F.            Section 2.07(c)(ii)(A). Section 2.07(c)(ii)(A) of the Credit Agreement is hereby amended by deleting the term “March 1st and September 1st” and inserting in lieu thereof “April 15th and October 15th”.

G.            Section 2.07(c)(iii). Section 2.07(c)(iii) of the Credit Agreement is hereby amended in its entirety to read as follows:

“(iii)        Any Proposed Borrowing Base that would increase the Borrowing Base or Conforming Borrowing Base, as applicable, then in effect must be approved by all of the Lenders as provided in this Section 2.07(c)(iii); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base or Conforming Borrowing Base, as applicable, then in effect must be approved or be deemed to have been approved by the Required Lenders as provided in this Section 2.07(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base or Conforming Borrowing Base, as applicable,. If at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base or Conforming Borrowing Base, as applicable, then in effect (it being understood by the parties hereto that if the Proposed Borrowing Base would increase the Borrowing Base or Conforming Borrowing Base, as applicable, written approval of all Lenders is required). If, at the end of such 15-day period, all of the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base or Conforming Borrowing Base, as applicable, then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base or Conforming Borrowing Base, as applicable, then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base or Conforming Borrowing Base, as applicable, effective on the date specified in Section 2.07(d). If, however, at the end of such 15-day period, all of the Lenders or the Required Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, the Proposed Borrowing Base, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base or Conforming Borrowing Base, as applicable, then acceptable to all of the Lenders or the Required Lenders, as applicable, and such amount shall become the new Borrowing Base or Conforming Borrowing Base, as applicable, effective on the date specified in Section 2.07(d).”

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H.            Section 2.07(d). Section 2.07(d) of the Credit Agreement of the Credit Agreement is hereby amended in its entirety to read as follows:

“(d)          Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base or Conforming Borrowing Base, as applicable, is approved or is deemed to have been approved by all of the Lenders or the Required Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base or Conforming Borrowing Base, as applicable, (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base or Conforming Borrowing Base, as applicable, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders:

(i)          in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on April 15th or October 15th, as applicable, following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on the Business Day next succeeding delivery of such notice; and

(ii)         in the case of an Interim Redetermination, on the Business Day next following delivery of such notice.

Such amount shall then become the Borrowing Base or Conforming Borrowing Base, as applicable, until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base or Conforming Borrowing Base, as applicable, under Section 8.13(c) or Section 9.12, whichever occurs first.

I.            Section 2.07(e)(i). Section 2.07(e)(i) of the Credit Agreement is hereby amended by adding “or the Conforming Borrowing Base, as applicable” in each of the third and ninth lines of Section 2.07(e)(i) following the words “Borrowing Base”.

J.            Section 2.07(e)(ii). Section 2.07(e)(ii) of the Credit Agreement is hereby amended by adding “or the Conforming Borrowing Base, as applicable” in each of the second and third lines of Section 2.07(e)(ii) following the words “Borrowing Base”.

K.          Section 2.07(e)(iii). Section 2.07(e)(iii) of the Credit Agreement is hereby amended by adding “or the Conforming Borrowing Base, as applicable” following the words “Borrowing Base”.

L.            Section 2.07(e)(iv). Section 2.07(e)(iv) of the Credit Agreement is hereby amended by adding “or the Conforming Borrowing Base, as applicable” following the words “Borrowing Base”.

M. Section 8.01(a). Section 8.01(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

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“(a)          Annual Financial Statements. As soon as available, but in any event not later than 120 days after the end of each fiscal year of the Parent Guarantor, its audited consolidated and consolidating balance sheets (with the Borrower as a discrete segment), the related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year of both the Borrower and the Parent Guarantor, all reported on by Pierson & Pierson or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower, its Consolidated Subsidiaries and the Parent Guarantor on a consolidated and consolidating basis in accordance with GAAP consistently applied.”

N.             Section 8.01(b). Section 8.01(b) of the Credit Agreement is hereby amended in its entirety to read as follows:

“(b)          Quarterly Financial Statements. As soon as available, but in any event not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent Guarantor (beginning with the second quarter of 2014), its consolidated and consolidating balance sheets (with the Borrower as a discrete segment), the related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower, its Consolidated Subsidiaries and the Parent Guarantor on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.”

O.             Section 8.01(d). Section 8.01(d) of the Credit Agreement is hereby amended in its entirety to read as follows:

“(d)          [Reserved].”

P.             Section 8.01(k). Section 8.01(k) of the Credit Agreement is hereby amended in its entirety to read as follows:

“(k)          [Reserved].”

Q.             Section 8.01(o). Section 8.01(o) of the Credit Agreement is hereby amended in its entirety to read as follows:

“(o)          Production Reports and Lease Operating Statements. Within 60 days after the end of each of the first three fiscal quarters of each fiscal year, a report setting forth, for each calendar month during the then current fiscal year to date, (i) the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, individually and in the aggregate, and (ii) the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.”

R.            Section 8.01(p). Section 8.01(p) of the Credit Agreement is hereby amended in its entirety to read as follows:

“(p)           [Reserved].”

S.            Section 8.01(t). Section 8.01(t) of the Credit Agreement is hereby amended in its entirety to read as follows:

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“(t)          [Reserved].”

T.            Section 8.12. Section 8.12 of the Credit Agreement is hereby amended in its entirety to read as follows:

“Section 8.12.          Reserve Reports.

(a)          On or before February 28th and August 31st of each year, commencing August 31, 2014, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Properties of the Borrower and its Subsidiaries with an “as of” date acceptable to the Administrative Agent. The Reserve Report to be delivered by February 28th of each year shall be prepared by one or more Approved Petroleum Engineers, and the Reserve Report to be delivered by August 31st of each year shall be prepared by or under the supervision of the chief engineer or chief operating officer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding Reserve Report.

(b)          In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer or chief operating officer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding February 28th Reserve Report. For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report with an "as of" date as required by the Administrative Agent as soon as possible, but in any event no later than thirty (30) days following the receipt of such request.

(c)          With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer certifying that: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct in all material respects, (ii) the Borrower or its Subsidiaries own good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no Material Gas Imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.19 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any Subsidiary to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor and (iv) none of their Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as required by the Administrative Agent.”

U.            Section 8.13(c). Section 8.13(c) of the Credit Agreement is hereby amended by adding “or the Conforming Borrowing Base, as applicable” following each occurrence of the words “Borrowing Base”.

V.            Section 9.12. Section 9.12 of the Credit Agreement is hereby amended by adding “or the Conforming Borrowing Base, as applicable” in the fourteenth, fifteenth and sixteenth lines of Section 9.12 following the words “Borrowing Base”.

W.           Section 12.02(b). Section 12.02(b) of the Credit Agreement is hereby amended by adding “, the Conforming Borrowing Base or the Non-Conforming Borrowing Base” in the sixth line of Section 12.02(b) following the words “Borrowing Base” and adding “or the Conforming Borrowing Base” in the seventh line of Section 12.02(b) following the words “Borrowing Base”.

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3.          Redetermination of the Borrowing Base.         Effective as of the Effective Date, until the next redetermination of the Borrowing Base in accordance with the provisions of Section 2.07 of the Credit Agreement on August 1, 2014 or such earlier date in accordance with the provisions of Section 2.07, which the Borrower has notified the Administrative Agent that it has elected such date to be the date of an Interim Redetermination in accordance with Section 2.07(b) of the Credit Agreement, the Conforming Borrowing Base shall remain at $40,000,000 and the Non-Conforming Borrowing Base shall be established at $4,500,000. Both the Borrower, on the one hand, and the Administrative Agent and the Lenders, on the other hand, agree that the redetermination of the Conforming Borrowing Base pursuant to this Section 3 shall constitute the March 1, 2014 Scheduled Redetermination of the Borrowing Base and not an Interim Redetermination of the Borrowing Base pursuant to Section 2.07(b) of the Credit Agreement.

4.          Conditions Precedent. The obligations and agreements of the Lenders as set forth in this Amendment are subject to the satisfaction (in the opinion of Administrative Agent), unless waived in writing by Administrative Agent, of each of the following conditions (and upon such satisfaction, this Amendment shall be deemed to be effective as of the Effective Date):

A.            Fourth Amendment to Credit Agreement. The Administrative Agent shall have received multiple original counterparts, as requested by the Administrative Agent, of this Amendment duly and validly executed and delivered by duly authorized officers of the Borrower, the Guarantor, the Administrative Agent and each Lender.

B.            Fees and Expenses. The Administrative Agent shall have received (a) payment of all out-of-pocket fees and expenses (including reasonable attorneys’ fees and expenses) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and the other documents in connection herewith, (b) all fees due and payable under the Credit Agreement and under any separate fee agreement entered into by the parties pursuant to the Credit Agreement and (c) an upfront fee in the amount equal to 0.45% of the Non-Conforming Borrowing Base in effect on the Effective Date for the ratable benefit of each Lender.

C.            Representations and Warranties; No Defaults. The Borrower shall have confirmed and acknowledged to the Administrative Agent and the Lenders, and by its execution and delivery of this Amendment, the Borrower does hereby confirm and acknowledge to the Administrative Agent and the Lenders, that (i) all representations and warranties contained herein or in the other Loan Documents or otherwise made in writing in connection herewith or therewith shall be true and correct with the same force and effect as though such representations and warranties have been made on and as of the Effective Date and (ii) no Default or Event of Default exists under the Credit Agreement or any of the other Loan Documents.

5.          Certain Representations. Borrower represents and warrants that, as of the Effective Date: (a) Borrower has full power and authority to execute this Amendment and the other documents executed in connection herewith and this Amendment and such other documents constitute the legal, valid and binding obligation of Borrower enforceable in accordance with their terms, except as enforceability may be limited by general principles of equity and applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the enforcement of creditors’ rights generally; and (b) no authorization, approval, consent or other action by, notice to, or filing with, any governmental authority or other person is required for the execution, delivery and performance by Borrower thereof. In addition, Borrower represents that after giving effect to this Amendment all representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the Effective Date as if made on and as of such date except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case such representation or warranty is true and correct in all material respects as of such earlier date.

6.          No Further Amendments. Except as amended hereby, the Credit Agreement shall remain unchanged and all provisions shall remain fully effective between the parties.

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7.          Acknowledgments and Agreements. Borrower acknowledges that on the date hereof all outstanding Indebtedness is payable in accordance with its terms, and Borrower waives any defense, offset, counterclaim or recoupment with respect thereto. Borrower, Administrative Agent and each Lender do hereby adopt, ratify and confirm the Credit Agreement, as amended hereby, and acknowledge and agree that the Credit Agreement, as amended hereby, is and remains in full force and effect. Borrower acknowledges and agrees that its liabilities and obligations under the Credit Agreement, as amended hereby, and under the Loan Documents, are not impaired in any respect by this Amendment. Any breach of any representations, warranties and covenants under this Amendment shall be an Event of Default under the Credit Agreement.

8.          Limitation on Agreements. The modifications set forth herein are limited precisely as written and shall not be deemed (a) to be a consent under or a waiver of or an amendment to any other term or condition in the Credit Agreement or any of the Loan Documents (other than the waiver of the Specified Default), or (b) to prejudice any right or rights which Administrative Agent now has or may have in the future under or in connection with the Credit Agreement and the Loan Documents, each as amended hereby, or any of the other documents referred to herein or therein. This Amendment shall constitute a Loan Document for all purposes.

9.          Confirmation of Security. Borrower hereby confirms and agrees that all of the Security Instruments, as may be amended in accordance herewith, which presently secure the Indebtedness shall continue to secure, in the same manner and to the same extent provided therein, the payment and performance of the Indebtedness as described in the Credit Agreement as modified by this Amendment.

10.         Counterparts. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but all of which constitute one instrument. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

11.         Incorporation of Certain Provisions by Reference. The provisions of Section 12.09 of the Credit Agreement captioned “Governing Law; Jurisdiction; Consent to Service of Process” are incorporated herein by reference for all purposes.

12.         Entirety, Etc. This Amendment, the Expenses and Indemnity Letter and all of the other Loan Documents embody the entire agreement between the parties. THIS AMENDMENT, THE EXPENSES AND INDEMNITY LETTER AND ALL OF THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of the date and year first above written.

BORROWER

YUMA EXPLORATION AND PRODUCTION COMPANY, INC.

By:	/s/ Kirk Sprunger
Kirk Sprunger, Secretary and Treasurer

Signature Page to Fourth Amendment

ADMINISTRATIVE AGENT, ISSUING BANK
AND LENDER:

SOCIÉTÉ GÉNÉRALE

By:	/s/ Elena Robciuc
Name:	Elena Robciuc
Title:	Managing Director

Signature Page to Fourth Amendment

LENDER:

ONEWEST BANK, FSB

By:	/s/ Whitney Randolph
Name:	Whitney Randolph
Title:	Senior Vice President

Signature Page to Fourth Amendment

LENDER:

VIEWPOINT BANK, N.A.

By:	/s/ William K. Maberry
Name:	William K. Maberry
Title:	Vice President

Signature Page to Fourth Amendment

THE GUARANTOR HEREBY CONSENTS TO THE EXECUTION, DELIVERY AND PERFORMANCE OF THE TERMS OF THIS AMENDMENT BY THE BORROWER.

YUMA ENERGY, INC.

By:	/s/ Kirk Sprunger
Kirk Sprunger, Secretary and Treasurer

Signature Page to Fourth Amendment